Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS,
REAFFIRMS 2017 GUIDANCE

Summary of 2016 Financial Results (in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change

Operating Revenues	$1,582	$1,436	10.2%	$6,716	$6,472	3.8%
Income from operations	$234	$22	NM	$839	$855	(1.9)%
Net Income (Loss)[1]	$24	$(47)	NM	$92	$235	(60.9)%
Commodity Margin[2]	$547	$620	(11.8)%	$2,604	$2,786	(6.5)%
Adjusted EBITDA[2]	$357	$390	(8.5)%	$1,815	$1,976	(8.1)%
Adjusted Free Cash Flow[2]	$93	$97	(4.1)%	$736	$842	(12.6)%
Net Income (Loss), As Adjusted[2]	$(145)	$67	NM	$(28)	$385	NM
Weighted Average Shares Outstanding (diluted)	356	353		356	365

Reaffirming 2017 Full Year Guidance (in millions):

2017

Adjusted EBITDA[2]	$1,800 - 1,950
Adjusted Free Cash Flow[2]	$710 - 860

Recent Achievements:

•	Power and Commercial Operations:

—	Achieved new Calpine record and top quartile[3] safety metric: 0.55 total recordable incident rate in 2016

—	Generated approximately 110 million MWh[4] in 2016

—	Delivered strong fleetwide starting reliability: 97.9%

•	Portfolio Management:

—	Announced and closed accretive acquisition of leading commercial and industrial retail electricity provider Calpine Energy Solutions, formerly Noble Americas Energy Solutions, LLC

—	Acquired growing residential retail provider North American Power for approximately $105 million[5], representing an attractively priced portfolio addition to our Champion Energy retail platform

—	Closed on the sale of our Mankato Power Plant to Southern Company for $396 million[5]

—	Closed on the sale of our Osprey Power Plant to Duke Energy for $166 million[5]

•	Balance Sheet Management:

—
As part of our commitment to delever and reduce interest expense, we have commenced the redemption and refinancing of $453 million of our 7.875% First Lien Notes due 2023, resulting in more than $20 million of annual interest savings

—	Redeemed $120 million of our 7.875% First Lien Notes due 2023 at a price of 103

—	Repriced our 2023 First Lien Term Loans by lowering the margin over LIBOR by 0.25% to 2.75% and extended the maturity of 2024 First Lien Term Loan from May 2022 to January 2024

—	Increased revolver capacity by approximately $112 million to $1,790 million through June 2020
________

[1]	Reported as Net Income (Loss) attributable to Calpine on our Consolidated Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

[3]	According to EEI Safety Survey (2015).

[4]	Includes generation from power plants owned but not operated by Calpine and our share of generation from unconsolidated power plants.

[5]	Excluding working capital and other adjustments.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

(HOUSTON, Texas) February 10, 2017 – Calpine Corporation (NYSE: CPN) today reported Net Income1 of $24 million, or $0.07 per diluted share, for the fourth quarter of 2016 compared to Net Loss1 of $47 million, or $0.13 per diluted share, in the prior year period. Net Income in 2016 was $92 million, or $0.26 per diluted share, compared to $235 million, or $0.64 per diluted share, in the prior year. The year-over-year increase in Net Income during the fourth quarter was primarily due to a gain recognized on the sale of our Mankato Power Plant and lower plant operating expense, partially offset by a higher income tax expense due to the restructuring of certain international entities in 2015 that did not recur in 2016. The decrease in Net Income in 2016 compared to 2015 was primarily due to lower operating revenue, net of operating expense, and higher income tax expense, as previously discussed, partially offset by the gain recognized on the sale of our Mankato Power Plant.

Adjusted EBITDA2 for the fourth quarter was $357 million compared to $390 million in the prior year period, and Adjusted Free Cash Flow2 was $93 million compared to $97 million in the prior year period. The decreases in Adjusted EBITDA and Adjusted Free Cash Flow were primarily due to lower Commodity Margin2, largely driven by lower energy margins due to decreased contribution from wholesale hedges, partially offset by a decrease in plant operating expense6 due to the net period-over-period impact from a wildfire at our Geysers assets in 2015. Net Loss, As Adjusted2, for the fourth quarter of 2016 was $145 million compared to Net Income, As Adjusted, of $67 million in the prior year period. The decrease in Net Income, As Adjusted, was primarily due to lower Commodity Margin and higher income tax expense, as previously discussed.

Adjusted EBITDA in 2016 was $1,815 million compared to $1,976 million in the prior year, and Adjusted Free Cash Flow was $736 million compared to $842 million in the prior year. The decreases in Adjusted EBITDA and Adjusted Free Cash Flow were largely due to lower Commodity Margin, driven primarily by lower energy margins due to decreased contribution from wholesale hedges, partially offset by a decrease in plant operating expense6 due to the net year-over-year impact from a wildfire at our Geysers assets in 2015 and a decrease in repairs and maintenance expense and production-related expense. Net Loss, As Adjusted, was $28 million in 2016 compared to Net Income, As Adjusted, of $385 million in the prior year. The decrease in Net Income, As Adjusted, was primarily due to lower Commodity Margin and higher income tax expense, as previously discussed.

“Today, I am pleased to announce solid full-year 2016 earnings, continuing our strong, stable track record,” said Thad Hill, Calpine’s President and Chief Executive Officer. “Specifically, for the eighth consecutive year, we delivered on our financial performance commitments, achieving full-year Adjusted EBITDA and Adjusted Free Cash Flow within our guidance range, despite a challenging commodity environment in 2016. Our enduring commitment to operational excellence, customer focus and financial discipline is reflected in our 2016 accomplishments - our best safety performance on record; maintaining a competitive cost structure while continuing to achieve best-in-class operating performance and leading the industry in advocacy efforts; the successful integration of Champion Energy and the strategic completion of our broader retail platform through two additional acquisitions; and the divestiture of non-core generation assets for good value. Difficult markets come and go, but the Calpine team has stayed focused where it matters. I extend my sincere personal thanks to the entire Calpine team.
“As I look ahead at 2017, our top priorities are to successfully integrate our retail platforms, execute on our delevering plan and, once again, deliver on our 2017 guidance of $1.8 - $1.95 billion of Adjusted EBITDA and $710 - $860 million of Adjusted Free Cash Flow.
“On the retail front, over the past several months, we have strategically solidified and expanded our platform with acquisitions that complement our wholesale fleet and increase our access to end-use customers while boosting our margins in core power markets. We accretively recycled capital by completing the sales of our Mankato and Osprey power plants in non-core regions and reinvesting the proceeds into the purchases of Calpine Energy Solutions, one of the nation’s largest suppliers of power to commercial and industrial customers, and North American Power, a residential retail energy provider. With these changes to our portfolio, the integration of our retail businesses, not only with each other but also with our existing wholesale power business, is a priority. In order to assure a successful effort, Trey Griggs, formerly our Executive Vice President and Chief Commercial Officer, has assumed a new role as Executive Vice President and President, Calpine Retail, leading the integration and expanding the retail

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

platform going forward. Andrew Novotny, Senior Vice President of Commercial Operations, and Caleb Stephenson, Senior Vice President of Wholesale Origination and Commercial Analytics, will oversee our wholesale activities and report directly to me. These organizational changes will establish alignment for our team to meet our goals for 2017 and beyond.
“In terms of debt reduction, we have begun to execute on and are today updating the delevering plan we laid out on our third quarter earnings call. In December 2016, we redeemed $120 million of our 7.875% First Lien Notes that mature in 2023. More recently, we called the remaining $453 million of these notes, which will be funded with cash and proceeds from a 2019 term loan that we are committed to paying off in 2018. This structure accelerates our delevering plan and achieves interest savings in the interim. Our updated plan calls for $2.7 billion of committed or planned debt paydown by 2019, reducing our leverage by almost 1.5 turns at current Adjusted EBITDA levels. Importantly, after this paydown, we project that we will still have several hundred million dollars of deployable cash by the end of 2019, as well as increased financial flexibility.
“In 2017, our delevering and retail integration efforts will be enhanced by our continued focus on financial discipline, maintaining our active advocacy for and defense of competitive power markets and remaining the premier operator of the highest quality assets. In short, these attributes have and will continue to enable us to deliver stable results through commodity market cycles. As these aspects of the strategy complement each other, our continued results and cash generation will provide value to shareholders for years to come.”

__________
6Increase in plant operating expense excludes changes in major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs. See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three months and years ended December 31, 2016 and 2015.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

SUMMARY OF FINANCIAL PERFORMANCE

Fourth Quarter Results

Adjusted EBITDA for the fourth quarter of 2016 was $357 million compared to $390 million in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily related to a $73 million decrease in Commodity Margin, partially offset by a $36 million decrease in plant operating expense6, as previously discussed. The decrease in Commodity Margin was primarily due to:

–	lower energy margins due to decreased contribution from wholesale hedges across all our segments and lower realized spark spreads in our Texas and West segments,

–	the expiration of a PPA and a resource adequacy contract at our Pastoria Energy Center in December 2015,

–	lower contribution from environmental hedging activity associated with our RGGI compliance program and

–	lower regulatory capacity revenue primarily in PJM, partially offset by

+	increased contribution from our retail hedging activity following the acquisition of Calpine Energy Solutions in December 2016,

+
the net impact of our portfolio management activities, including the acquisition of Granite Ridge Energy Center in February 2016, partially offset by the sale of Mankato Power Plant in October 2016 and

+	the period-over-period impact of a wildfire at our Geysers assets in September 2015.

Adjusted Free Cash Flow was $93 million in the fourth quarter of 2016 compared to $97 million in the prior year period. Adjusted Free Cash Flow decreased due to lower Adjusted EBITDA, as previously discussed, partially offset by lower major maintenance expense and capital expenditures associated with the timing of planned outages.

Full Year Results

Adjusted EBITDA in 2016 was $1,815 million compared to $1,976 million in the prior year. The year-over-year decrease in Adjusted EBITDA was primarily related to a $182 million decrease in Commodity Margin, partially offset by a $22 million decrease in plant operating expense6, as previously discussed. The decrease in Commodity Margin was primarily due to:

–	lower energy margins due to decreased contribution from wholesale hedges across our segments and lower realized spark spreads in our Texas and West segments,

–
the net impact of our contracts, including the expiration of a PPA and a resource adequacy contract at our Pastoria Energy Center in December 2015, partially offset by a new PPA at our Morgan Energy Center in February 2016 and

–	lower regulatory capacity revenue, primarily in the East and West, partially offset by

+	the receipt of a natural gas pipeline transportation billing credit in the West in the second quarter of 2016,

+	increased contribution from our retail hedging activity following the acquisitions of Calpine Energy Solutions in December 2016 and Champion Energy in October 2015 and

+
the net impact of our portfolio management activities, including the acquisition of Granite Ridge Energy Center in February 2016 and the commencement of commercial operations at Garrison Energy Center in June 2015, partially offset by the expiration of the Greenleaf operating lease in June 2015 and the sale of Mankato Power Plant in October 2016.

Adjusted Free Cash Flow was $736 million in 2016, compared to $842 million in the prior year. Adjusted Free Cash Flow decreased during the period primarily due to due to lower Adjusted EBITDA, as previously discussed, partially offset by lower major maintenance expense and capital expenditures associated with the timing of planned outages.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Variance	2016	2015	Variance
West	$242	$263	$(21)	$991	$1,106	$(115)
Texas	144	153	(9)	655	736	(81)
East	161	204	(43)	958	944	14
Total	$547	$620	$(73)	$2,604	$2,786	$(182)

West Region

Fourth Quarter: Commodity Margin in our West segment decreased by $21 million in the fourth quarter of 2016 compared to the prior year period. Primary drivers were:

–	lower contribution from wholesale hedging activity and

–	the expiration of a PPA and a resource adequacy contract at our Pastoria Energy Center in December 2015, partially offset by

+	increased contribution from our retail hedging activity in 2016, following the acquisition of Calpine Energy Solutions in December 2016 and

+	the year-over-year impact of a wildfire at our Geysers assets in September 2015.

Full Year: Commodity Margin in our West segment decreased by $115 million in 2016, compared to the prior year. Primary drivers were:

–	lower contribution from wholesale hedges, as we realized lower power prices at our Geysers assets resulting from lower forward natural gas prices,

–	the expiration of a PPA and a resource adequacy contract at our Pastoria Energy Center in December 2015 and

–	the expiration of the operating lease related to the Greenleaf power plants in June 2015, partially offset by

+	the receipt of a natural gas pipeline transportation billing credit during the second quarter of 2016.

Texas Region

Fourth Quarter:  Commodity Margin in our Texas segment decreased by $9 million in the fourth quarter of 2016 compared to the prior year period. Primary drivers were:

–	lower realized spark spreads resulting from a decrease in wholesale hedge value and lower off-peak market liquidations, partially offset by

+	higher contribution from our retail hedging activity following the acquisition of Calpine Energy Solutions in December 2016.

Full Year: Commodity Margin in our Texas segment decreased by $81 million in 2016, compared to the prior year. Primary drivers were:

–	lower realized spark spreads resulting from a decrease in wholesale hedge value and lower market liquidations, partially offset by

+	higher contribution from our retail hedging activity following the acquisition of Champion Energy in October 2015 and Calpine Energy Solutions in December 2016

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

East Region

Fourth Quarter:  Commodity Margin in our East segment decreased $43 million in the fourth quarter of 2016 compared to the prior year period. Primary drivers were:

–	lower contribution from wholesale hedges, including environmental products hedging activity associated with our RGGI compliance program and

–	lower regulatory capacity revenue in PJM, partially offset by

+
the net impact of our portfolio management activities, including the acquisition of Granite Ridge Energy Center in February 2016, partially offset by the sale of Mankato Power Plant in October 2016 and

+	higher contribution from our retail hedging activity in 2016 following the acquisition of Calpine Energy Solutions in December 2016.

Full Year: Commodity Margin in our East segment increased by $14 million in 2016, compared to the prior year. Primary drivers were:

+
the net impact of our portfolio management activities, including the acquisition of Granite Ridge Energy Center in February 2016 and the commencement of commercial operations at Garrison Energy Center in June 2015, partially offset by the sale of Mankato Power Plant in October 2016,

+	the positive impact of a new PPA associated with our Morgan Energy Center, which became effective in February 2016, and

+	higher contribution from our retail hedging activity during 2016 following the acquisitions of Champion Energy in October 2015 and Calpine Energy Solutions in December 2016, partially offset by

–	lower contribution from wholesale hedges and

–	lower regulatory capacity revenue in PJM.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	December 31, 2016	December 31, 2015
Cash and cash equivalents, corporate(1)	$345	$850
Cash and cash equivalents, non-corporate	73	56
Total cash and cash equivalents	418	906
Restricted cash	188	228
Corporate Revolving Facility availability(2)	1,255	1,184
CDHI letter of credit facility availability	50	59
Total current liquidity availability(3)	$1,911	$2,377
____________

(1)
Includes $16 million and $35 million of margin deposits posted with us by our counterparties at December 31, 2016 and 2015, respectively. On January 3, 2017, we received $162 million in cash proceeds from the sale of Osprey Energy Center.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. On February 8, 2016, we amended our Corporate Revolving Facility, extending the maturity by two years to June 27, 2020, and increasing the capacity by an additional $178 million to $1,678 million through June 27, 2018, reverting back to $1,520 million through the maturity date. Further, we increased the letter of credit sublimit by $250 million to $1.0 billion and extended the maturity by two years to June 27, 2020. On December 1, 2016, we further amended our Corporate Revolving Facility, increasing the capacity by $112 million to $1,790 million for the full term through June 27, 2020.

(3)
Our ability to use corporate cash and cash equivalents is unrestricted. Our $300 million CDHI letter of credit facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements.

Liquidity was approximately $1.9 billion as of December 31, 2016. Cash and cash equivalents decreased in 2016 primarily due to the acquisitions of Granite Ridge Energy Center and Calpine Energy Solutions, capital expenditures on construction projects and outages, and repayments of project financing, notes payable and financing costs, partially offset by cash provided by the sale of our Mankato Power Plant, as well as from operating and financing activities.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

Table 3: Cash Flow Activities (in millions)

	Year Ended December 31,
	2016	2015
Beginning cash and cash equivalents	$906	$717
Net cash provided by (used in):
Operating activities	1,030	876
Investing activities	(1,919)	(841)
Financing activities	401	154
Net (decrease) increase in cash and cash equivalents	(488)	189
Ending cash and cash equivalents	$418	$906

Cash provided by operating activities in 2016 was $1,030 million compared to $876 million in the prior year. The increase in cash provided by operating activities was primarily due to a decrease in working capital employed, a reduction in cash paid for interest due to our refinancing activities and a reduction in debt modification and extinguishment payments, partially offset by a decrease in income from operations, adjusted for non-cash items.

Cash used in investing activities was $1,919 million during 2016 compared to $841 million in the prior year. The increase was primarily related to the purchases of Calpine Energy Solutions for $1,150 million (before recovery of working capital and collateral) and Granite Ridge Energy Center for $526 million, partially offset by approximately $164 million of net proceeds from the sale of Mankato Power Plant and a decrease in capital expenditures on construction projects and outages.

Cash provided by financing activities was $401 million during 2016 and was primarily related to proceeds from the issuances of our 2017 First Lien Term Loan, 2023 First Lien Term Loan and 2026 First Lien Notes. These inflows were partially offset by payments associated with the redemption of our 2023 First Lien Notes and repayment of our 2019 and 2020 First Lien Term Loans.

CAPITAL ALLOCATION

Our capital allocation philosophy seeks to maximize levered cash returns to equity while maintaining a strong balance sheet. We seek to enhance shareholder value through a diverse and balanced capital allocation approach that includes portfolio management, organic or acquisitive growth, returning capital to shareholders and debt reduction.  The mix of this activity shifts over time given the external market environment and the opportunity set. In the current environment, we believe that paying down debt and strengthening our balance sheet is a high return investment for our shareholders. We also consider the repurchases of our own shares of common stock as an attractive investment opportunity, and we utilize the expected returns from this investment as the benchmark against which we evaluate all other capital allocation decisions. We believe this philosophy closely aligns our objectives with those of our shareholders.

Managing Our Balance Sheet

We further optimized our capital structure by refinancing, redeeming or amending several of our debt instruments during the year ended December 31, 2016:

2023 First Lien Notes:
— As part of our commitment to reduce debt and interest expense, on February 3, 2017, we issued a notice of redemption to repay the remaining $453 million of our 7.875% First Lien Notes due in 2023 using cash on hand along with the proceeds from a new $400 million three-year First Lien Term Loan priced at LIBOR + 1.75% per annum. We intend to repay the 2019 First Lien Term Loan in full by the end of 2018. This accelerates debt reduction and achieves substantial annual interest savings of more than $20 million in the interim.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

— In December 2016, we used cash on hand to redeem $120 million of our 7.875% First Lien Notes due in 2023 at a price of 103.

First Lien Term Loans:
— In December 2016, we repriced our 2023 First Lien Term Loans by lowering the margin over LIBOR by 0.25% to 2.75% and extended the maturity of our 2024 First Lien Term Loan from May 2022 to January 2024.

Russell City Project Debt:
— In November 2016, we repriced our Russell City project debt by lowering the margin over LIBOR by 0.50% - 0.75% through the maturity date.

Corporate Revolving Facility:
— On December 1, 2016, we amended our Corporate Revolving Facility to increase the aggregate revolving loan commitments available thereunder by approximately $112 million to $1,790 million for the full term through the maturity date of June 27, 2020.

Expanding Our Customer Sales Channels

We continue to focus on getting closer to our customers through expansion of our retail platform, which began with the acquisition of Champion Energy in 2015, and was followed by the acquisitions of Calpine Energy Solutions in late 2016 and North American Power in early 2017. Our retail platform geographically and strategically complements our wholesale generation fleet by providing forward liquidity with sufficient margins. The combination of our wholesale origination and retail platform provides Calpine access to both direct and mass market sales channels. Our direct sales efforts aim to provide our larger customers with customized products, leveraging both our successful wholesale origination efforts and Calpine Energy Solutions’ presence among large commercial and industrial organizations to secure new contracts. Our mass market approach relies upon our expanded Champion Energy retail platform to serve the needs of both residential and smaller commercial and industrial customers across the country. We believe that our retail platform is strategically complete and are now focused on integrating it into our business and optimizing its financial performance.

Acquisition of Calpine Energy Solutions

On December 1, 2016, we completed the purchase of Calpine Energy Solutions, formerly Noble Americas Energy Solutions, along with a swap contract for approximately $800 million plus approximately $350 million of net working capital at closing. We recovered approximately $250 million in cash subsequent to closing and expect to recover an additional approximately $200 million through collateral synergies and the runoff of acquired legacy hedges, substantially within the first year. Calpine Energy Solutions is a commercial and industrial retail electricity provider with customers in 19 states in the U.S., including presence in California, Texas, the Mid-Atlantic and Northeast, where our wholesale power generation fleet is primarily concentrated. The acquisition of this best-in-class direct energy sales platform is consistent with our stated goal of getting closer to our end-use customers and expands our retail customer base, complementing our existing retail business while providing us a valuable sales channel for reaching a much greater portion of the load we seek to serve.

Acquisition of North American Power & Gas, LLC

On January 17, 2017, we completed the purchase of North American Power for approximately $105 million, excluding working capital and other adjustments. North American Power is a growing retail energy supplier for homes and small businesses and is primarily concentrated in the Northeast U.S., where Calpine has a substantial power generation presence and where Champion Energy has a substantial retail sales footprint that will be enhanced by the addition of North American Power, which will be integrated into our Champion Energy retail platform.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

Portfolio Management

East:
York 2 Energy Center: York 2 Energy Center is an 828 MW dual-fuel, combined-cycle project that is co-located with our York Energy Center in Peach Bottom Township, Pennsylvania. Once complete, the power plant will feature two combustion turbines, two heat recovery steam generators and one steam turbine. The project is under construction, and the initial 760 MW of capacity cleared PJM’s last three base residual auctions with the 68 MW of incremental capacity clearing the last two base residual auctions. Due to construction delays, we are now targeting COD in late 2017.
Mankato Power Plant: On October 26, 2016, we completed the sale of our Mankato Power Plant, a 375 MW natural gas-fired, combined-cycle power plant and a 345 MW expansion project under advanced development located in Minnesota, to Southern Power Company, a subsidiary of Southern Company, for $396 million, excluding working capital and other adjustments. This transaction supports our effort to divest non-core assets outside our strategic concentration.
Osprey Energy Center: On January 3, 2017, we completed the sale of our Osprey Energy Center to Duke
Energy Florida, Inc. for approximately $166 million, excluding working capital and other adjustments. This transaction supports our effort to divest non-core assets outside our strategic concentration.

Texas:

Clear Lake Power Plant: During the third quarter of 2016, we filed with ERCOT to retire our 400 MW Clear Lake
Power Plant. ERCOT subsequently approved our plan to discontinue operations. Built in 1985, Clear Lake utilized an older technology. Due to growing maintenance costs and lack of adequate compensation in Texas, we retired the power plant on February 1, 2017.

Guadalupe Peaking Energy Center: In April 2015, we executed an agreement with Guadalupe Valley Electric Cooperative (“GVEC”) related to the construction of a 418 MW natural gas-fired peaking power plant to be co-located with our Guadalupe Energy Center. Under the terms of the agreement, construction of the Guadalupe Peaking Energy Center (“GPEC”) may commence at our discretion, so long as the power plant reaches commercial operation by June 1, 2019. When the power plant begins commercial operation, GVEC will purchase a 50% ownership interest in GPEC. Once built, GPEC will feature two fast-ramping combustion turbines capable of responding to peaks in power demand. This project represents a mutually beneficial response to our customer’s desire to have direct access to peaking generation resources, as it leverages the benefits of our existing site and development rights and our construction and operating expertise, as well as our customer’s ability to fund its investment at attractive rates, all while affording us the flexibility of timing the plant’s construction in response to market pricing signals.

West:

South Point Energy Center: On April 1, 2016, we entered into an asset sale agreement for the sale of substantially all of the assets comprising our South Point Energy Center to Nevada Power Company d/b/a NV Energy for approximately $76 million plus the assumption by the purchaser of existing transmission capacity contracts with a future net present value payment obligation of approximately $112 million, approximately $9 million in remaining tribal lease costs and approximately $21 million in near-term repairs, maintenance and capital improvements to restore the power plant to full capacity. The sale is subject to certain conditions precedent, as well as federal and state regulatory approvals. This transaction supports our effort to divest non-core assets outside our strategic concentration. In December 2016, the Nevada Public Utility Commission (NPUC) issued an order rejecting the asset sale agreement. In January 2017, Nevada Power Company filed a motion for reconsideration of this order. In February 2017, the FERC approved Nevada Power Company’s acquisition of South Point. However, on February 8, 2017, the NPUC denied Nevada Power Company’s purchase of South Point. Nevada Power Company has the right

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

to appeal this decision. We are also currently assessing our options; however, we do not anticipate that the denial of the sale by the NPUC will have a material effect on our financial condition, results of operations or cash flows.

OPERATIONS UPDATE

2016 Power Operations Achievements:

•	Safety Performance:

—	Maintained top quartile[4] safety metrics: 0.55 total recordable incident rate

•	Availability Performance:

—	Achieved low fleetwide forced outage factor[7]: 2.1%

—	Delivered strong fleetwide starting reliability: 97.9%

•	Power Generation:

—	Three Texas merchant power plants with full-year capacity factors greater than 65%:
Bosque, Freestone and Pasadena

—	California peakers achieved 98.2% starting reliability on 1,483 start attempts

2015 Wildfire at our Geysers assets
In September 2015, a wildfire spread to our Geysers assets in Lake and Sonoma counties, California. The wildfire affected several of our geothermal power plants in the region, which sustained damage to ancillary structures such as cooling towers and communication/electric deliverability infrastructure. Repairs have been completed, and our Geysers assets are currently generating renewable power for our customers at pre-fire levels.

The repair and replacement costs, as well as our net revenue losses relating to the wildfire, were limited to our insurance deductibles of approximately $36 million, all of which was recognized in 2015. The losses incurred in 2016 related to the wildfire were primarily offset by insurance proceeds. We record insurance proceeds in the same financial statement line as the related loss is incurred and recorded approximately $24 million and $2 million in business interruption proceeds in operating revenues during the years ended December 31, 2016 and 2015, respectively. The wildfire and insurance proceeds recovery did not have a material effect on our financial condition, results of operations or cash flows.

2017 Operating Event at our Delta Energy Center
On January 29, 2017, we experienced an operating event at our Delta Energy Center that resulted in an emergency shutdown of the power plant; the duration of which has yet to be determined. We are currently assessing the damage to the plant, in particular the steam turbine and steam turbine generator. Based on preliminary information, we anticipate that insurance will cover a significant portion of our losses, after applicable deductibles.

2016 Customer-Based Achievements:
Wholesale:
— We entered into a new ten-year PPA with the Tennessee Valley Authority to provide 615 MW of energy and capacity from our Morgan Energy Center commencing in February 2016.
— Our ten-year PPA with Southern California Edison for 50 MW of capacity and renewable energy from our Geysers assets commencing in January 2018 was approved by the California Public Utility Commission in the second quarter of 2016.

—
We entered into a new five-year steam agreement, subject to certain conditions precedent, with a wholly owned subsidiary of The Dow Chemical Company to provide steam from our Texas City Power Plant through 2021.

___________
7 Excludes the impacts of the 2015 Geysers wildfire, Sutter Energy Center (suspended operations) and South Point (pending sale).

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

—
We entered into a new five-year PPA with USS-POSCO Industries to provide 50 MW of energy and steam from our Los Medanos Energy Center commencing in January 2017, which also provides for annual extensions through 2024.

— We entered into a new five-year PPA with a third party to provide 50 MW of capacity from our RockGen Energy Center commencing in June 2017, which increases to 100 MW of capacity commencing in June 2019.

Retail:
— In 2016, our retail subsidiaries served approximately 65 million MWh of customer load consisting of approximately 6.5 million annualized residential customer equivalents at December 31, 2016.
— Champion Energy was ranked highest in customer satisfaction among Texas retail electric providers according to the J.D. Power 2016 Electric Provider Retail Customer Satisfaction Study. This is the sixth time Champion Energy has received the top ranking in the past seven years.
— During 2016, Champion Energy expanded its service territory to include commercial and industrial customers in Maine, Connecticut and California.

2017 FINANCIAL OUTLOOK

(in millions)	Full Year 2017
Adjusted EBITDA	$1,800 - 1,950
Less:
Operating lease payments	25
Major maintenance expense and maintenance capital expenditures(1)	435
Cash interest, net(2)	620
Cash taxes	10
Other	—
Adjusted Free Cash Flow	$710 - 860

Debt amortization and repayment (3)	$(850)
Growth capital expenditures	$(220)
____________

(1)	Includes projected major maintenance expense of $315 million and maintenance capital expenditures of $120 million in 2017. Capital expenditures exclude major construction and development projects.

(2)	Includes commitment, letter of credit and other fees from consolidated and unconsolidated investments, net of capitalized interest and interest income.

(3)
Amount includes $200 million of recurring amortization, as well as the $550 million repayment of the 2017 First Lien Term Loan, a portion of the of $453 million of our callable 7 7/8% 2023 Senior Secured Notes and the buyout of the Pasadena lessor interest.

As detailed above, today we are reaffirming our 2017 guidance range. We expect Adjusted EBITDA of $1.8 billion to $1.95 billion and Adjusted Free Cash Flow of $710 million to $860 million. We expect to invest $220 million in our ongoing growth-related projects during 2017, primarily the construction of York 2 Energy Center.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2016 on Friday, February 10, 2017, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing (800) 447-0521 in the U.S. or (847) 413-3238 outside the U.S. The confirmation code is 43994310. A recording of the call will be made available for a limited time on our website or by dialing (888) 843-7419 in the U.S. or (630) 652-3042 outside the U.S. and providing confirmation code 43994310. Presentation materials to accompany the conference call will be posted on our website on February 10, 2017.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 80 power plants in operation or under construction represents approximately 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 25 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today.

Calpine’s Annual Report on Form 10-K for the year ended December 31, 2016, has been filed with the Securities and Exchange Commission (SEC) and is available on the SEC’s website at www.sec.gov.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Notes, First Lien Term Loans, Corporate Revolving Facility, CCFC Term Loans and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Competition, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power, resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber-attacks that may affect our power plants or the markets our power plants or retail operations serve and our corporate headquarters;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in millions, except share and per share amounts)
Operating revenues:
Commodity revenue	$1,744	$1,456	$6,943	$6,389
Mark-to-market gain (loss)	(166)	(24)	(245)	65
Other revenue	4	4	18	18
Operating revenues	1,582	1,436	6,716	6,472
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,234	835	4,431	3,589
Mark-to-market (gain) loss	(187)	83	(244)	178
Fuel and purchased energy expense	1,047	918	4,187	3,767
Plant operating expense	236	286	977	1,018
Depreciation and amortization expense	172	154	662	638
Sales, general and other administrative expense	34	38	140	138
Other operating expenses	24	24	79	80
Total operating expenses	1,513	1,420	6,045	5,641
Impairment losses	—	—	13	—
(Gain) on sale of assets, net	(157)	—	(157)	—
(Income) from unconsolidated subsidiaries	(8)	(6)	(24)	(24)
Income from operations	234	22	839	855
Interest expense	159	157	631	628
Debt modification and extinguishment costs	10	8	25	40
Other (income) expense, net	6	9	24	14
Income before income taxes	59	(152)	159	173
Income tax expense (benefit)	31	(108)	48	(76)
Net income (loss)	28	(44)	111	249
Net income attributable to the noncontrolling interest	(4)	(3)	(19)	(14)
Net income (loss) attributable to Calpine	$24	$(47)	$92	$235

Basic earnings (loss) per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	354,236	353,072	354,006	362,033
Net income (loss) per common share attributable to Calpine — basic	$0.07	$(0.13)	$0.26	$0.65

Diluted earnings (loss) per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	356,473	353,072	356,110	364,886
Net income (loss) per common share attributable to Calpine — diluted	$0.07	$(0.13)	$0.26	$0.64

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015

	2016	2015
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$418	$906
Accounts receivable, net of allowance of $6 and $2	839	644
Inventories	581	475
Margin deposits and other prepaid expense	441	137
Restricted cash, current	173	216
Derivative assets, current	1,725	1,698
Current assets held for sale	210	—
Other current assets	45	19
Total current assets	4,432	4,095
Property, plant and equipment, net	13,013	13,012
Restricted cash, net of current portion	15	12
Investments in unconsolidated subsidiaries	99	79
Long-term derivative assets	543	313
Long-term assets held for sale	—	130
Other assets	1,215	1,040
Total assets	$19,317	$18,681
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$671	$552
Accrued interest payable	125	129
Debt, current portion	748	221
Derivative liabilities, current	1,630	1,734
Other current liabilities	528	412
Total current liabilities	3,702	3,048
Debt, net of current portion	11,431	11,716
Long-term derivative liabilities	476	473
Other long-term liabilities	369	277
Total liabilities	15,978	15,514

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding at December 31, 2016 and 2015	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 359,627,113 shares issued and 359,061,764 shares outstanding at December 31, 2016, and 356,755,747 shares issued and 356,662,004 shares outstanding at December 31, 2015	—	—
Treasury stock, at cost, 565,349 and 93,743 shares, respectively	(7)	(1)
Additional paid-in capital	9,625	9,594
Accumulated deficit	(6,213)	(6,305)
Accumulated other comprehensive loss	(137)	(179)
Total Calpine stockholders’ equity	3,268	3,109
Noncontrolling interest	71	58
Total stockholders’ equity	3,339	3,167
Total liabilities and stockholders’ equity	$19,317	$18,681

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2016 and 2015
(in millions)

	2016	2015
Cash flows from operating activities:
Net income	$111	$249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization(1)	910	757
Debt extinguishment costs	20	6
Deferred income taxes	43	(87)
Impairment losses	13	—
(Gain) on sale of assets, net	(157)	—
Mark-to-market activity, net	(1)	110
(Income) from unconsolidated subsidiaries	(24)	(24)
Return on investments from unconsolidated subsidiaries	21	25
Stock-based compensation expense	31	26
Other	8	7
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(128)	169
Derivative instruments, net	(82)	(183)
Other assets	150	(120)
Accounts payable and accrued expenses	(6)	(208)
Other liabilities	121	149
Net cash provided by operating activities	1,030	876
Cash flows from investing activities:
Purchases of property, plant and equipment	(489)	(565)
Proceeds from sale of power plants and other(2)	179	—
Purchase of Granite Ridge Energy Center	(526)	—
Purchase of Calpine Energy Solutions and Champion Energy, net of cash acquired(3)	(1,150)	(296)
Decrease in restricted cash	40	18
Other	27	2
Net cash used in investing activities	$(1,919)	$(841)

(Table continues)

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(in millions)

	2016	2015

Cash flows from financing activities:
Borrowings under CCFC Term Loans and First Lien Term Loans	$1,101	$2,137
Repayments of CCFC Term Loans and First Lien Term Loans	(1,231)	(1,635)
Borrowings under Senior Unsecured Notes	—	650
Borrowings under First Lien Notes	625	—
Repurchases of First Lien Notes	(120)	(267)
Borrowings from project financing, notes payable and other	458	79
Repayments of project financing, notes payable and other	(364)	(232)
Distribution to noncontrolling interest holder	(9)	(10)
Financing costs	(58)	(34)
Stock repurchases	—	(529)
Proceeds from exercises of stock options	1	8
Shares repurchased for tax withholding on stock-based awards	(6)	(12)
Other	4	(1)
Net cash provided by financing activities	401	154
Net (decrease) increase in cash and cash equivalents	(488)	189
Cash and cash equivalents, beginning of period	906	717
Cash and cash equivalents, end of period	$418	$906

Cash paid during the period for:
Interest, net of amounts capitalized	$584	$620
Income taxes	$12	$21

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in accounts payable	$(37)	$13
Additions to property, plant and equipment through capital leases	$—	$9
Reduction of debt due to sale of Mankato Power Plant(2)	$243	$—
Retirement of shares held in treasury	$—	$2,885
__________

(1)
Includes amortization included in Commodity revenue and Commodity expense associated with intangible assets and amortization recorded in interest expense associated with debt issuance costs and discounts.

(2)
On October 26, 2016, we completed the sale of Mankato Power Plant for $407 million, including working capital and other adjustments. We received net proceeds of $164 million after the noncash reduction of Steamboat project debt of $243 million as the funds were provided directly to the lender in conjunction with the sale of the power plant.

(3)
On December 1, 2016, we completed the purchase of Calpine Solutions, formerly Noble Americas Energy Solutions, along with a swap contract for approximately $800 million plus approximately $350 million of net working capital at closing. We recovered approximately $250 million in cash subsequent to closing and prior to year end December 31, 2016.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying fourth quarter 2016 earnings release contains non-GAAP financial measures. Net Income (Loss), As Adjusted, Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Net Income (Loss), As Adjusted, represents net income (loss) attributable to Calpine, adjusted for certain non-cash and non-recurring items, including mark-to-market (gain) loss on derivatives, debt modification and extinguishment costs and other adjustments. Net Income (Loss), As Adjusted, is presented because we believe it is a useful tool for assessing the operating performance of our company in the current period. Net Income (Loss), As Adjusted, is not intended to represent net income (loss), the most comparable U.S. GAAP measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.

Commodity Margin includes our power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging, optimization and trading activities, but excludes mark-to-market activity and other revenues. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net income (loss) attributable to Calpine before net (income) attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase, modification or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Adjusted Free Cash Flow represents net income (loss) before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income (loss), the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

Net Income (Loss), As Adjusted Reconciliation

The following table reconciles our Net Income, As Adjusted, to its U.S. GAAP results for the three months and years ended December 31, 2016 and 2015 (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss) attributable to Calpine	$24	$(47)	$92	$235
Impairment losses(1)	—	—	13	—
(Gain) on sale of assets, net(1)	(157)	—	(157)	—
Debt modification and extinguishment costs(1)	10	8	25	40
Mark-to-market (gain) loss on derivatives(1)(2)	(22)	106	(1)	110
Net Income (Loss), As Adjusted	$(145)	$67	$(28)	$385
__________

(1)	Assumes a 0% effective tax rate for these items.

(2)
In addition to changes in market value on derivatives not designated as hedges, changes in mark-to-market (gain) loss also include hedge ineffectiveness and adjustments to reflect changes in credit default risk exposure.

Commodity Margin Reconciliation

The following tables reconcile our Commodity Margin to its U.S. GAAP results for the three months and years ended December 31, 2016 and 2015 (in millions):

	Three Months Ended December 31, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$242	$144	$161	$—	$547
Add: Mark-to-market commodity activity, net and other(1)	2	(30)	24	(8)	(12)
Less:
Plant operating expense	89	81	74	(8)	236
Depreciation and amortization expense	57	54	61	—	172
Sales, general and other administrative expense	12	13	9	—	34
Other operating expenses	9	3	11	1	24
(Gain) on sale of assets, net	—	—	(157)	—	(157)
(Income) from unconsolidated subsidiaries	—	—	(8)	—	(8)
Income (loss) from operations	$77	$(37)	$195	$(1)	$234

	Three Months Ended December 31, 2015
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$263	$153	$204	$—	$620
Add: Mark-to-market commodity activity, net and other(1)	(13)	(73)	(8)	(8)	(102)
Less:
Plant operating expense	103	105	86	(8)	286
Depreciation and amortization expense	57	47	49	1	154
Sales, general and other administrative expense	12	16	11	(1)	38
Other operating expenses	9	3	12	—	24
(Income) from unconsolidated subsidiaries	—	—	(6)	—	(6)
Income (loss) from operations	$69	$(91)	$44	$—	$22

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

	Year Ended December 31, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$991	$655	$958	$—	$2,604
Add: Mark-to-market commodity activity, net and other(2)	(3)	(23)	(20)	(29)	(75)
Less:
Plant operating expense	357	317	332	(29)	977
Depreciation and amortization expense	225	213	224	—	662
Sales, general and other administrative expense	39	56	45	—	140
Other operating expenses	32	9	38	—	79
Impairment losses	13	—	—	—	13
(Gain) on sale of assets, net	—	—	(157)	—	(157)
(Income) from unconsolidated subsidiaries	—	—	(24)	—	(24)
Income from operations	$322	$37	$480	$—	$839

	Year Ended December 31, 2015
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$1,106	$736	$944	$—	$2,786
Add: Mark-to-market commodity activity, net and other(2)	160	(120)	(92)	(29)	(81)
Less:
Plant operating expense	416	338	292	(28)	1,018
Depreciation and amortization expense	250	204	184	—	638
Sales, general and other administrative expense	35	63	40	—	138
Other operating expenses	37	9	36	(2)	80
(Income) from unconsolidated subsidiaries	—	—	(24)	—	(24)
Income from operations	$528	$2	$324	$1	$855
_________

(1)	Includes nil and $(1) million of lease levelization and $43 million and $9 million of amortization expense for the three months ended December 31, 2016 and 2015, respectively.

(2)	Includes $(2) million and $(2) million of lease levelization and $122 million and $20 million of amortization expense for the years ended December 31, 2016 and 2015, respectively.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net income attributable to Calpine for the three months and years ended December 31, 2016 and 2015, as reported under U.S. GAAP (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss) attributable to Calpine	$24	$(47)	$92	$235
Net income attributable to the noncontrolling interest	4	3	19	14
Income tax expense (benefit)	31	(108)	48	(76)
Debt modification and extinguishment costs and other (income) expense, net	16	18	49	54
Interest expense	159	156	631	628
Income from operations	$234	$22	$839	$855
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding debt issuance costs(1)	170	152	656	632
Major maintenance expense	65	73	251	268
Operating lease expense	7	7	26	30
Mark-to-market (gain) loss on commodity derivative activity	(21)	107	1	113
Impairment losses	—	—	13	—
(Gain) on sale of assets, net	(157)	—	(157)	—
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	1	4	9	10
Stock-based compensation expense	8	7	31	26
(Gain) loss on dispositions of assets	(3)	8	3	16
Contract amortization	43	9	122	20
Other	10	1	21	6
Total Adjusted EBITDA	$357	$390	$1,815	$1,976
Less:
Operating lease payments	7	7	26	30
Major maintenance expense and capital expenditures(3)	94	131	405	461
Cash interest, net(4)	160	158	637	626
Cash taxes	2	(3)	9	15
Other	1	—	2	2
Adjusted Free Cash Flow(5)	$93	$97	$736	$842
Weighted Average Shares Outstanding (diluted)	356	353	356	365
_________

(1)	Excludes depreciation and amortization expense attributable to the non-controlling interest.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include (gain) loss on mark-to-market activity of nil for each of the three months and years ended December 31, 2016 and 2015.

(3)
Includes $66 million and $257 million in major maintenance expense for the three months and year ended December 31, 2016, respectively, and $28 million and $148 million in maintenance capital expenditures for the three months and year ended December 31, 2016, respectively. Includes $74 million and $272 million in major maintenance expense for the three months and year ended December 31, 2015, respectively, and $57 million and $189 million in maintenance capital expenditures for the three months and year ended December 31, 2015, respectively.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)	Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three months and years ended December 31, 2016 and 2015. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided above. Amounts below are shown exclusive of the noncontrolling interest (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Commodity Margin	$547	$620	$2,604	$2,786
Other revenue	5	5	18	18
Plant operating expense(1)	(164)	(200)	(688)	(710)
Sales, general and administrative expense(2)	(32)	(35)	(127)	(128)
Other operating expenses(3)	(14)	(14)	(51)	(47)
Adjusted EBITDA from unconsolidated investments in power plants	15	15	60	58
Other	—	(1)	(1)	(1)
Adjusted EBITDA	$357	$390	$1,815	$1,976
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance (in millions)

Full Year 2017 Range:	Low	High
GAAP Net Income (1)	$120	$270
Plus:
Interest expense, net of interest income	625	625
Depreciation and amortization expense	640	640
Major maintenance expense	310	310
Operating lease expense	25	25
Other(2)	80	80
Adjusted EBITDA	$1,800	$1,950
Less:
Operating lease payments	25	25
Major maintenance expense and maintenance capital expenditures(3)	435	435
Cash interest, net(4)	620	620
Cash taxes	10	10
Adjusted Free Cash Flow	$710	$860
_________

(1)	For purposes of Net Income guidance reconciliation, mark-to-market adjustments are assumed to be nil.

(2)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(3)	Includes projected major maintenance expense of $315 million and maintenance capital expenditures of $120 million. Capital expenditures exclude major construction and development projects.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

Calpine Reports Fourth Quarter and Full Year 2016 Results
February 10, 2017

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total MWh generated (in thousands)(1)(2)	23,232	27,046	107,264	112,150
West	6,460	9,036	26,256	34,836
Texas	9,340	11,559	46,646	47,873
East	7,432	6,451	34,362	29,441

Average availability(2)	89.3%	84.6%	90.5%	89.2%
West	93.2%	88.2%	92.0%	89.2%
Texas	89.0%	84.9%	90.3%	89.4%
East	87.0%	81.5%	89.7%	89.0%

Average capacity factor, excluding peakers	44.4%	53.4%	51.2%	55.6%
West	42.1%	59.0%	43.2%	56.8%
Texas	46.0%	57.0%	57.8%	59.5%
East	44.4%	42.7%	50.4%	48.8%

Steam adjusted heat rate (Btu/kWh)(2)	7,386	7,293	7,324	7,306
West	7,279	7,313	7,277	7,320
Texas	7,263	7,071	7,143	7,089
East	7,626	7,673	7,617	7,663
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.